Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-4 of Canadian Imperial Bank of Commerce and to the incorporation by reference therein of our reports dated December 2, 2015, with respect to the consolidated financial statements of Canadian Imperial Bank of Commerce, and the effectiveness of internal control over financial reporting of Canadian Imperial Bank of Commerce, included in its Annual Report on Form 40-F for the year ended October 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

August 15, 2016